Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Old Republic International Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	457(c)	600,000	$29.02	$17,412,000	0.00014760	$2,570.01
Fees Previously Paid	--	--	--	--	--	--		--
	Total Offering Amounts					$17,412,000		$2,570.01
	Total Fees Previously Paid							--
	Total Fee Offsets							N/A
	Net Fee Due							$2,570.01

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the $29.20 (high) and $28.83 (low) prices for the Common Stock as reported on the New York Stock Exchange on December 7, 2023.